Exhibit 99.1
The following is the text of a press release issued by Vanda Pharmaceuticals Inc. on February 23, 2009.
VANDA PHARMACEUTICALS RESPONDS TO ANNOUNCEMENT AND FILING BY A
GROUP LED BY TANG CAPITAL PARTNERS, LP
ROCKVILLE, MD. — February 23, 2009 — Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) (“Vanda” or the “Company”) today issued the following statement regarding two letters sent to Vanda by Tang Capital Partners, LP (“TCP”) and a SEC filing by TCP stating its intent to, among other things, nominate two directors to stand for election at Vanda’s 2009 Annual Meeting of Stockholders and submit proposals at the 2009 Annual Meeting to amend Vanda’s bylaws and request that the Board of Directors of Vanda take action to liquidate the Company.
In accordance with Delaware law and the Company’s bylaws, the Company’s Board of Directors is divided into three classes of approximately equal sizes. The members of each class are elected to serve a 3-year term with the term of office of each class ending in successive years. The two current directors of the Company whose terms expire at the 2009 Annual Meeting of Stockholders are its current Chief Executive Officer, Mihael H. Polymeropoulos, M.D. and its current Chairman of the Board, Argeris N. Karabelas, Ph.D. Dr. Polymeropoulos is a founder of Vanda and has served as President and Chief Executive Officer and a Director of Vanda since May of 2003. Dr. Karabelas has served as a Director and Chairman of the Board since 2003, when he co-founded Vanda with Dr. Polymeropoulos. The Company intends to nominate both of these individuals for reelection at the 2009 Annual Meeting of Stockholders. Vanda believes that its current Board of Directors has the independence, the knowledge and the commitment to successfully implement the Company’s business plan and to deliver value for the Company and its stockholders.
“The Board is disappointed that Tang Capital has opted to conduct an election contest, particularly when the Company is so close to receiving a response from the FDA regarding its lead compound, iloperidone. Instead of working with us to maximize stockholder value, Tang Capital has chosen to create unnecessary costs and distractions for the Company at this important time,” said Brian K. Halak, Ph.D., a member of the Company’s Board of Directors and Chairman of its Nominating/Corporate Governance Committee. Vanda believes the best interests of its stockholders will be better served by re-electing Drs. Polymeropoulos and Karabelas, and by continuing to move forward with its current business plan. Vanda therefore intends to oppose TCP’s nominees and to work actively to re-elect Drs. Polymeropoulos and Karabelas.
Vanda carefully reviewed TCP’s proposals to amend its bylaws and determined that such amendments would not be beneficial to the Company and its stockholders. Vanda believes that the proposed amendments requiring unanimous Board consent to approve certain transactions would, in the Company’s opinion, severely restrict the ability of the Company and its Board of Directors to conduct business. In addition, Vanda believes that the proposed amendment requiring the Company to hold its Annual Meeting on April 30 of each year would create unnecessary timing constraints and would not allow the Company enough time to prepare and file its annual proxy statement in a careful, thoughtful and thorough manner. Consequently, Vanda intends to oppose TCP’s proposal to amend the Company’s bylaws.
In addition, the Company does not believe that it is currently in the best interests of Vanda or its stockholders for the Company to “cease ongoing operations” and liquidate the Company, as has been suggested by TCP. Vanda’s Board of Directors and management regularly review all of the strategic options for managing the company to create the greatest value for its stockholders. Vanda’s Board of Directors and management team have been and remain intensely focused on acting in the best interest of the Company and creating value for all of its stockholders. In connection with this goal, Vanda’s management team has been working diligently over the past several months with the Food & Drug Administration (“FDA”) to reevaluate its response to Vanda’s New Drug Application (“NDA”) for iloperidone for the treatment of schizophrenia. In September of 2008, management met with the FDA to discuss the FDA’s not-approvable letter relating to the NDA and submitted a complete response on November 6, 2008, at the request of the FDA. The FDA accepted the complete response for review and has set a new target action date of May 6, 2009. The Company believes that, even in the absence of an approval by the FDA for iloperidone, there remains significant unrealized value in the Company’s other compounds. Therefore, the Company does not believe that liquidation is currently in the best interests of the Company or its stockholders and intends to oppose TCP’s proposal to liquidate the Company.
TCP has previously criticized Vanda’s spending in general and specifically its spending since the receipt of the not-approvable letter from the FDA. However, Vanda has substantially reduced spending and dramatically reduced its employee headcount in the wake of the FDA letter. The Company has been working on a reduced budget and has curtailed all non-essential expenditures. Vanda believes that this approach will allow it to continue to minimize any reduction in stockholder value based on the Company’s cash assets while it awaits the FDA’s reply to its complete response. Unfortunately, due to the course of action taken by TCP, the Company will now need to expend significant unanticipated amounts in connection with its 2009 Annual Meeting of Stockholders.
Moreover, under Delaware law, the Board of Directors is given the power to determine, in the first instance, whether the Company should be dissolved. The only exception to the clear statutory scheme involves unanimous approval of liquidation by all stockholders, which, given the Board’s perspective, is extremely unlikely. The Company’s Board of Directors has determined that it remains to be in the best interests of the Company to continue its operations.
Vanda has previously met with TCP to discuss its proposals and would be willing to meet with them again in the future.
ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-51863). In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
IMPORTANT INFORMATION/SOLICITATION PARTICIPANTS LEGEND
Vanda Pharmaceuticals and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Vanda Pharmaceuticals in connection with the upcoming annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Vanda Pharmaceuticals’ proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2008, for the 2008 annual meeting. To the extent holdings of Vanda Pharmaceuticals’ securities have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Updated information regarding the names, affiliations and interests of these directors and executive officers in connection with the matters to be voted on at the annual meeting will be included in the proxy statement filed by Vanda Pharmaceuticals in connection with the annual meeting. In addition, Vanda Pharmaceuticals files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Vanda Pharmaceuticals at www.vandapharma.com. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

SOURCE Vanda Pharmaceuticals Inc.
02/23/2009
CONTACT: Stephanie R. Irish, Acting Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.